Exhibit 99.1

For Immediate Release

Nukkleus Inc. Announces Filing of Corporate-Sponsored SPAC Registration Statement

NEW YORK, NY; October 17, 2025 – Nukkleus, Inc. (NASDAQ:NUKK) (“Nukkleus” or the “Company”) announced that it is the majority owner of the sponsor of a newly formed special purpose acquisition company (“SPAC”) named SC II Acquisition Corp. (“SC II”). On October 16, 2025, SCII filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) in connection with a proposed initial public offering (“IPO”) of its units.

SCII intends to raise $150 million in the proposed IPO through the sale of units. Each unit is expected to have an offering price of $10.00 and consists of one Class A ordinary share and one right to receive one fifth (1/5) of a Class A ordinary share upon the consummation of an initial business combination. SCII also expects to grant the underwriters an option to purchase up to an additional $22.5 million of units in the proposed IPO. SCII intends to list its units to be issued on the Nasdaq Global Market under the symbol “SCIIU”.

Menachem Shalom, the Chief Executive Officer of Nukkleus, is expected to serve as the Chief Executive Officer of SC II.

D. Boral Capital LLC is acting as the book-running manager for the proposed IPO. When available, copies of the preliminary prospectus relating to the offering may be obtained from D. Boral Capital LLC: Attn: 590 Madison Avenue 39th Floor, New York, NY 10022, or by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150, or from the SEC’s website at www.sec.gov.

A registration statement, including a prospectus, which is preliminary and subject to completion, relating to the proposed IPO has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sales of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

There can be no assurance the public filing of a registration statement on Form S-1 will result in any transaction or other action by SCII and there is no assurance of the final terms of such IPO. Neither Nukkleus nor SCII intends to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on the then-current facts and circumstances.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the anticipated size, timing, structure, and success of the proposed IPO of SC II, the expected composition of its sponsor and management team, and the prospects of completing a future business combination. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by law, the Company and SCII undertakes no obligation to update or revise any forward-looking statements.

For more information, please contact:

Investor Relations (US)
Lena Cati
Tel: +1 212 836-9611

lcati@theequitygroup.com

Val Ferraro

Tel: +1 212 836-9612

vferraro@theequitygroup.com